SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                             PETROCORP INCORPORATED
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   71645N100
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  71645N100              13G/A                     Page 2 of 6 Pages

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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HUGHES INVESTMENT MANAGEMENT COMPANY on            EIN 953371124
       behalf of the Hughes Retirement Plans Trust (formerly the Master Trust for the Hughes Aircraft Company Retirement Plans)

-----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

-----------------------------------------------------------------------------
   3   SEC USE ONLY



-----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CALIFORNIA

-----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                 0
  BENEFICIALLY
                --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                   472,000
   REPORTING
                --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                   0

                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                             472,000

-----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              472,000

-----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.498%
-----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                EP
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 71645N100              13G/A                      Page 3 of 6 Pages

-----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HUGHES ELECTRONICS CORPORATION              EIN 951778500
       (formerly HUGHES AIRCRAFT COMPANY)
-----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

-----------------------------------------------------------------------------
   3   SEC USE ONLY



-----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

-----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                 0
  BENEFICIALLY
                --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                   472,000
   REPORTING
                --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                   0

                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                             472,000

-----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              472,000

-----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.498%
-----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                HC
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                        Page 4 of 6 Pages

                            UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION


Item 1.     (a)   Name of Issuer:  Petrocorp Incorporated


            (b)   Address of Issuer's Principal Executive Offices:

                  16800 Greenspoint Park Drive
                  Suite 300, North Atrium
                  Houston, Texas 77060

Item 2.     (a)   Name of Person Filing:

                  Hughes Investment Management Company on behalf of the Hughes Retirement Plans Trust (formerly the Master Trust of the Hughes Aircraft Company Retirement Plans)

                  Hughes Electronics Corporation (formerly Hughes
                  Aircraft Company)

            (b)   Address of Principal Business Office:

                  7200 Hughes Terrace
                  Los Angeles, California  90045-0066

            (c)   Citizenship:  N/A


            (d)   Title of Class of Securities:  Common


            (e)   CUSIP Number:  71645N100


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) Hughes INvestment Management Company on behalf of the Hughes Retirement Plans Trust is filing as an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

            (b) Hughes Electronics Corporation is filing as a Parent Holding Company.

                                                            Page 5 of 6 Pages


Item 4.     Ownership.

            If the percent of class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

            (a)  Amount Beneficially Owned:                      472,000
            (b)  Percent of Class                                 5.498%
            (c)  Number of shares as to which such
                 person has:

                  (i)  sole power to vote or
                       to direct the vote                              0
                 (ii)  shared power to vote or
                       to direct the vote                        472,000
                (iii)  sole power to dispose or
                       to direct the disposition of                    0
                 (iv)  shared power to dispose or
                       to direct the disposition of              472,000

Item 5.     Ownership of Five Percent or Less of a Class.  N/A


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Hughes Investment Management Company on behalf of the Hughes Retirement Plans Trust

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent
            Holding Company.

            Hughes Investment Management Company


Item 8.     Identification and Classification of Members of the Group.  N/A


Item 9.     Notice of Dissolution of Group.  N/A


Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the

                                                          Page 6 of 6 Pages


            purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 1997

                                   HUGHES INVESTMENT MANAGEMENT COMPANY
                                   on behalf of the Hughes Retirement
                                   Plans Trust and Hughes Electronics
                                   Corporation 1



                                    By:  /s/ John F. Cook
                                        -------------------------------
                                                  John F. Cooke
                                                  Its President


------------

1 Pursuant to the Joint Filing Agreement by and between Hughes Investment Management Company and Hughes
    Electronics Corporation (formerly Hughes Aircraft Company) previously filed, this document is being filed on behalf of each of such parties.